Exhibit 10.3

Equity Incentive Plan Award Agreement (Directors, Consultants)

###GRANT_DATE###

Participant Name : ###PARTICIPANT_NAME###
Director : Yes ☐
Participant Address : ###HOME_ADDRESS###
Stock Units Granted :
Award Type : ###DICTIONARY_AWARD_NAME###
Grant Name : ###GRANT_NAME###
Days Left to Accept :
Grant Date : ###GRANT_DATE###
Expiration Date: 10 Years from Grant Date

THIS AGREEMENT (the “Award Agreement”) is made and entered into as of the Grant Date by and between Covista Inc., a Delaware corporation (“Covista”), and the above-named Participant pursuant to the Covista Inc. 2026 Equity Incentive Plan (the “Plan”). Capitalized terms used in this Award Agreement without definition shall have the same meanings ascribed to such terms in the Plan unless the context clearly would not admit such interpretation.

1.Stock Unit Award.  Covista hereby grants to Participant, on the terms and conditions set forth herein, an award (the “Award”) of the number of Stock Units (“RSUs”) set forth above. Each RSU represents the right to receive Common Shares subject to the vesting requirements referred to in Section 2.  The RSUs are notional units of measurement denominated in Common Shares (i.e., one RSU is equivalent in value to one Common Share, subject to the terms of this Award Agreement and of the Plan).

2.Vesting Requirements.  The vesting of this Award shall be subject to the satisfaction of any conditions set forth in the Plan as well as the conditions set forth in subsections (a) and (b) of this Section 2:

(a)

Except as described in this Section 2, Participant shall become vested in the Award in accordance with the vesting schedule set forth in Schedule A to this Award Agreement (the “Vesting Schedule”), provided that if a Participant is a member of Covista’s board of directors (the “Board” and, as to the Participant, a “Board Member”), Participant remains in continuous service as a Board Member with Covista and/or its Affiliates upon any vesting date (each a “Vesting Date”).

(b)

Notwithstanding Section 2.(a), if, prior to a Vesting Date, a Participant ceases to be a Board Member as a result of death or Disability, the unvested portion of any RSU shall fully vest upon such cessation.

3.Settlement of Award; Electronic Delivery.  Following any Vesting Date, Covista shall distribute to Participant, or Participant’s personal representative, beneficiary or estate, as applicable, a number of Common Shares equal to the number of RSUs that have vested and have not been forfeited in accordance with Section 2, unless Schedule A provides that the Award may be settled in cash. If Schedule A provides that the Award may be settled in cash, Covista may settle the vested RSUs in cash equal to the Fair Market Value of the corresponding number of Common Shares on the applicable Vesting Date. Common Shares or cash payable in settlement of vested RSUs shall be delivered or paid within thirty (30) days following the Vesting Date. Delivery of any Common Shares will be by book-entry credit to an account in Participant’s name established by Covista with Covista’s transfer agent, or upon written request from Participant (or his or her personal representative, beneficiary or estate, as the case may be), in certificates in the name of Participant (or his or her personal representative, beneficiary or estate). The Committee has established procedures for electronic delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Award Agreement). Participant hereby consents to such procedures and agrees that his or her electronic acceptance is the same as, and shall have the same force and effect as, a manual signature. Participant hereby consents and agrees that any such procedures and delivery may be effected by a third party designated by the Committee to provide administrative services related to the Plan. Participant hereby consents to and agrees to electronic delivery of this Award Agreement, Plan documents, proxy materials, annual reports and other related documents.

4.Award Subject to Plan.  This Award is subject to the terms of the Plan (including, without limitation, any requirement of Participant to pay withholding taxes, Participant’s rights as a stockholder, the transferability of the Award and the provisions on designation of beneficiaries), the terms and provisions of which are hereby incorporated by reference into this Award Agreement as if copied verbatim. In the event of a conflict or ambiguity between any term or provision contained in this Award Agreement and a term or provision of the Plan, the Plan will govern and prevail. Participant acknowledges receipt of a copy of the Plan.

5.Rights as Stockholder.  Participant shall not be, nor have any of the rights or privileges of, a Covista stockholder in respect of any Common Shares issuable upon the payment of the RSUs or any portion thereof unless and until certificates representing such Common Shares shall have been issued by Covista to Participant (or book entry representing such Common Shares has been made with the appropriate registered book-entry custodian). Unless set forth on Schedule A to this Award Agreement, Participant shall have no right to dividend equivalents or dividends on any RSUs.

6.Governing Law.  This Award Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. Participant hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts seated in Cook County in the State of Illinois (and any appellate courts thereof) in any action or proceeding arising out of or relating to the Plan and this Award Agreement, and Participant irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Covista and Participant agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Through execution or acknowledgement of this Award Agreement, Participant acknowledges that he or she knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, the Plan, this Award Agreement or any Award made pursuant to the Plan.

7.Acceptance of Award Agreement by Participant.  Participant’s receipt of the Award is conditioned upon the acceptance of this Award Agreement by Participant no later than sixty (60) days after the Grant Date set forth above or, if later, thirty (30) days after Participant receives this Award Agreement.  Participant and Covista, through their execution of this Award Agreement, signify their agreement with the terms and conditions of this Award Agreement, including those terms and conditions of the Plan, which are incorporated herein by reference.

Stephen W. Beard
Chairman & CEO

Schedule A to

Equity Incentive Plan Award Agreement (Directors, Consultants)

Dated ###GRANT_DATE###

To ###PARTICIPANT_NAME###

Number of Units:

Vesting Schedule:

Minimum Award (if applicable): % of

Maximum Award (if applicable): % of

Accrue and Pay Dividends Upon Vesting: Yes ☐  No ☐

May Award be Settled in Cash: Yes ☐  No ☐